Monarch Casino & Resort Reports First Quarter Net Revenue of $53.4 Million, Net Income of $4.9 Million and Adjusted EBITDA of $12.1 Million

RENO, NV -- (Marketwired - April 25, 2017) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the first quarter ended March 31, 2017, as summarized below:

($ in thousands, except per share data and percentages)

                                     Three Months Ended March 31,
                                    ------------------------------
                                       2017       2016    Increase
                                    ---------- ---------- --------
          Net revenues              $   53,414 $   49,749     7.4%
          Adjusted EBITDA (1)(2)        12,115     11,042     9.7%
          Net income (3)            $    4,872 $    4,575     6.5%
                                    ========== ========== ========

          Basic EPS                 $     0.28 $     0.27     3.7%
          Diluted EPS (3)           $     0.27 $     0.26     3.8%
(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2) Adjusted EBITDA for the quarter ended March 31, 2016 includes approximately $1.4 million of redesign and upgrade costs that were expensed during the period.
(3) The effect of the $1.4 million redesign and upgrade costs, expensed during the quarter, on Net income and Diluted EPS for the three months ended March 31, 2016, was a decrease in Net income by $0.9 million and a decrease in Diluted EPS by $0.05.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "Monarch continued to deliver positive operating performance in the first quarter, marked by net revenue and adjusted EBITDA growth of 7% and 10%, respectively, despite disruptive weather in Reno and Black Hawk and an unfavorable calendar. By offering premium gaming and entertainment experience to our guests at both Atlantis and Monarch Casino Black Hawk, we continue to grow market share and improve our operating results. We remain confident in the potential for further growth at Atlantis as we benefit from the expanding local economy. In the first quarter, we broke ground for our hotel tower and casino expansion in Black Hawk, commencing the final phase of the property's redevelopment into a world-class casino resort spa destination.

"Our focus on continuous improvement at Atlantis elevates the guest experience and positions Monarch to benefit from Reno's ongoing renaissance and economic expansion. The redesign and upgrade of Toucan Charlie's buffet, which was closed during most of last year's first quarter, drove a double-digit improvement year over year in food and beverage revenue in the first quarter of 2017. Effective management of our hotel room inventory led to a double-digit increase in hotel revenue. In addition, we continue to make capital investments, to retain our position as Reno's premier destination for casino entertainment, world-class dining, spa and other resort amenities. For example, we replaced the casino floor carpeting at Atlantis in the first quarter of 2017, resulting in a fresh and distinct new look.

"Monarch Casino Black Hawk, likewise, generated revenue growth in the first quarter of 2017, and we continue to implement and benefit from our master planned expansion of the property. The opening of the new parking structure adding 1,350 incremental parking spaces in late 2016, coupled with the effectiveness of our shuttle service to compensate for the lack of direct pedestrian access from the garage to the casino floor, presents us with new opportunities to deliver our signature premium guest experience. The significant additional parking capacity at the property also gives us more flexibility to satisfy guest demand at peak periods, which we believe benefits our business and more than offsets the incremental cost of the shuttle service and the construction disruption.

"Monarch Casino Black Hawk's transformation into a world-class resort is in full swing. Our solid financial performance has enabled us to fund more of the development costs from operating cash flow, thereby reducing our reliance on our credit facility. We remain highly confident about the prospects for long-term success in Black Hawk and look forward to continue to provide our guests with the experiences and levels of service they have come to expect from Monarch."

Summary of 2017 First Quarter Operating Results
For the 2017 first quarter, consolidated net revenues of $53.4 million increased 7.4% from $49.7 million in the prior year, driven by growth at both Atlantis and Monarch Casino Black Hawk. Casino revenues rose 4.0% year over year, food and beverage revenues grew 15.5% and hotel revenues increased 10.5%. Consolidated promotional allowances increased $0.6 million, or 5.7%. As a percentage of gross revenues, promotional allowances decreased to 18.1% from 18.3% a year ago.

The Company generated consolidated Adjusted EBITDA of $12.1 million in the first quarter of 2017, an increase of $1.1 million, or 9.7%, over the same period a year ago. The prior year period included $1.4 million in expenses related to the redesign and upgrade of Toucan Charlie's Buffet at Atlantis.

Casino operating expense as a percentage of casino revenue decreased to 42.8% for the first quarter of 2017 compared to 43.6% in the first quarter of 2016 due to higher revenue in the current period combined with operating cost efficiencies. Food and beverage operating expense as a percentage of food and beverage revenue decreased to 40.4% during the first quarter of 2017 from 43.1% a year ago primarily driven by the prior year expenses related to the Toucan Charlie's buffet redesign and upgrade. Hotel operating expense as a percentage of hotel revenue increased to 39.1% for the first quarter of 2017 compared to 31.6% for the same period in the prior year primarily as a result of higher payroll and employee benefit expenses as well as the incremental costs associated with the shuttle service implemented at Monarch Casino Black Hawk.

Selling, general and administrative ("SG&A") expenses for the 2017 first quarter were $14.6 million compared to $13.2 million in the prior year period. As a percentage of net revenue, SG&A expenses increased to 27.4% compared to 26.4% a year ago driven primarily by higher payroll and marketing expenses.

Monarch Black Hawk Expansion
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Casino Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through March 31, 2017:

                             ----------------------------------------------
$ in millions                               Total
                                            Spent
                                           Through               Estimated
                                          March 31,   Left to    Completion
                                 Cost       2017       Spend        Date
                             ----------- ---------- ----------- -----------
I. Existing Facility
 Monarch Casino Black Hawk
  (1)                            $76         $76         -       Completed
 Existing Facility Upgrade                                        Interior
  (2)(3)                                                         completed;
                                                                  Exterior
                              $34 - $36      $20     $14 - $16   2017-2018
                             ----------- ---------- -----------
  Total Existing Facility    $110 - $112     $96     $14 - $16
                             ----------- ---------- -----------

II. Expansion
 Acquired Land Parcels           $10         $10         -       Completed
 Parking Structure            $38 - $41      $41         -       Completed
 Hotel Tower & Casino (3)    $229 - $234     $9     $220 - $225     2Q19
 Other (4)                     $8 - $10      $9       $0 - $1       2Q19
                             ----------- ---------- -----------
  Total Expansion            $285 - $295     $69    $220 - $226
                             ----------- ---------- -----------
  Total Cost                 $395 - $407    $165    $234 - $242
                             =========== ========== ===========

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the Amended Credit Facility.
(4) The Company will fund the amount left to spend from operating cash flow.

The Company continues to make progress with its Monarch Casino Black Hawk expansion project. In early February, Monarch broke ground on the hotel tower and casino expansion. The Company will open the expansion in phases, beginning with the casino expansion and additional restaurants, followed by floors of the hotel tower sequentially as they are finished. The targeted completion date of the entire project remains the second quarter of 2019.

Credit Facility and Liquidity
In the first quarter of 2017, the Company did not make any principal borrowings or payments to the Amended Credit Facility. The amount outstanding on the Company's credit facility as of March 31, 2017 remained $26.2 million. Capital expenditures of $12.2 million in the first quarter of 2017 represent costs related to the Monarch Casino Black Hawk master development plan as well as ongoing capital maintenance spending in Reno and Black Hawk. Capital expenditures in the first quarter were funded entirely from the Company's operating cash flow.

Interest expense for the 2017 first quarter increased to $272 thousand from $85 thousand in the same quarter of 2016 primarily due to higher bank commitment fees related to the Amended Credit Facility and increased amortization of deferred loan costs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) plans, objectives and expectations regarding Atlantis Casino Resort Spa and Monarch Casino Black Hawk; and (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US Generally Accepted Accounting Principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space, approximately 740 slot machines, 14 table games, a 250-seat buffet-style restaurant, a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                               Three months ended March 31,
                                               ----------------------------
                                                    2017           2016
                                               -------------  -------------
Revenues
  Casino                                       $      41,310  $      39,732
  Food and beverage                                   15,490         13,414
  Hotel                                                5,640          5,103
  Other                                                2,778          2,671
                                               -------------  -------------
    Gross revenues                                    65,218         60,920
  Less promotional allowances                        (11,804)       (11,171)
                                               -------------  -------------
    Net revenues                                      53,414         49,749
                                               -------------  -------------

Operating expenses
  Casino                                              17,680         17,330
  Food and beverage                                    6,252          5,780
  Hotel                                                2,208          1,614
  Other                                                  985            959
  Selling, general and administrative                 14,639         13,151
  Depreciation and amortization                        3,906          3,700
  Loss on disposition of assets                           18             56
                                               -------------  -------------
    Total operating expenses                          45,688         42,590
                                               -------------  -------------

    Income from operations                             7,726          7,159
                                               -------------  -------------

Other expenses
  Interest expense, net of amounts capitalized          (272)           (85)
                                               -------------  -------------
    Total other expense                                 (272)           (85)
                                               -------------  -------------

    Income before income taxes                         7,454          7,074
Provision for income taxes                            (2,582)        (2,499)
                                               -------------  -------------
    Net income                                 $       4,872  $       4,575
                                               =============  =============

Earnings per share of common stock
    Net income Basic
                                               $        0.28  $        0.27
    Diluted                                    $        0.27  $        0.26

Weighted average number of common shares and
 potential common shares outstanding
Basic                                                 17,477         17,211
Diluted                                               18,021         17,540

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                                 March 31,     December 31,
                                                    2017           2016
                                               -------------  -------------
ASSETS                                          (unaudited)
Current assets
  Cash and cash equivalents                    $      24,538  $      26,383
  Receivables, net                                     4,407          5,036
  Income taxes receivable                                  -            408
  Inventories                                          2,904          3,097
  Prepaid expenses                                     4,113          4,487
                                               -------------  -------------
      Total current assets                            35,962         39,411
                                               -------------  -------------
Property and equipment
  Land                                                29,549         29,549
  Land improvements                                    6,914          6,914
  Buildings                                          191,370        191,370
  Buildings improvements                              24,511         24,511
  Furniture and equipment                            136,059        134,603
  Construction in progress                            20,486          9,767
  Leasehold improvements                               2,688          2,688
                                               -------------  -------------
                                                     411,577        399,402
  Less accumulated depreciation and
   amortization                                     (188,065)      (184,503)
                                               -------------  -------------
      Net property and equipment                     223,512        214,899
                                               -------------  -------------
Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               4,743          5,035
  Deferred income taxes                                7,354          7,354
  Other assets, net                                    3,221          3,355
                                               -------------  -------------
      Total other assets                              40,429         40,855
                                               -------------  -------------
        Total assets                           $     299,903  $     295,165
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $       7,496  $       8,720
  Construction accounts payable                        2,695          2,605
  Accrued expenses                                    21,521         23,795
  Income taxes payable                                 2,312              -
                                               -------------  -------------
      Total current liabilities                       34,024         35,120
                                               -------------  -------------
Long - term debt                                      26,200         26,200
                                               -------------  -------------
        Total liabilities                             60,224         61,320
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized;                                    191            191
    19,096,300 shares issued; 17,504,633
     outstanding at March 31, 2017;
    17,468,269 outstanding at December 31, 2016
  Additional paid-in capital                          24,299         23,834
  Treasury stock, 1,591,667 shares at March 31,
   2017; 1,628,031 shares at December 31, 2016       (21,661)       (22,158)
  Retained earnings                                  236,850        231,978
                                               -------------  -------------
        Total stockholders' equity                   239,679        233,845
                                               -------------  -------------
        Total liabilities and stockholders'
         equity                                $     299,903  $     295,165
                                               =============  =============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
              RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
                         (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-
GAAP financial measure, to net income, a GAAP financial measure:

                                               Three Months Ended March 31,
                                               ----------------------------
                                                    2017           2016
                                               -------------  -------------
    Adjusted EBITDA (1)                        $      12,115  $      11,042
Expenses:
  Stock based compensation                              (465)          (127)
  Depreciation and amortization                       (3,906)        (3,700)
  Interest expense, net of amount capitalized           (272)           (85)
  Loss on disposition of assets                          (18)           (56)
  Provision for income taxes                          (2,582)        (2,499)
                                               -------------  -------------
    Net income                                 $       4,872  $       4,575
                                               =============  =============

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with
    US GAAP) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com